Exhibit 4.66

Dated 28 March 2013

NEWLEAD VICTORIA LTD.
as Obligor

and

PORTIGON AG, LONDON BRANCH

FEE AGREEMENT

Watson, Farley & Williams

Index

THIS AGREEMENT is made on 28 March 2013

PARTIES

(1) **NEWLEAD VICTORIA LTD.**, a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (including its successors and assigns, the "**Obligor**"); and

(2) **PORTIGON AG, LONDON BRANCH**, (formerly known as WestLB AG, London Branch), a company incorporated in Germany, having its registered office at Herzogstrasse 15 in 40217 Dusseldorf, Germany and acting through its branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (including its successors and assigns, "**Portigon**").

BACKGROUND

(A) By a loan agreement dated 16 October 2007 (as novated, amended and restated by deeds of novation, amendment and restatement dated 31 March 2010 and 4 June 2010 and as further amended by a supplemental agreement bearing the same date as this Agreement (the "**Supplemental Agreement**"), the "**Loan Agreement**") made between (i) the Obligor as borrower, (ii) Portigon as lender, Portigon made available to the Obligor a loan facility of (originally) US$27,500,000 (the "**Loan**") of which the current principal amount outstanding is US$25,250,000.

(B) It is one of the conditions to the continuing availability of the Loan under the Loan Agreement that the Obligor enters into this Agreement in order to provide for (inter alia) a payment of a fee, in consideration of the Lender entering into the Supplemental Agreement and effecting the waivers and all other amendments to the Loan Agreement contained therein, payable in the amount and at the times set out in this Agreement.

NOW THEREFORE IT IS HEREBY AGREED

1 DEFINITIONS

1.1 Definition by incorporation

Words and expressions defined in the Loan Agreement and not otherwise defined herein shall have the same meanings when used in this Agreement.

1.2 Further defined terms

In this Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Available Proceeds" means the balance of the Sale Proceeds or the Total Loss Proceeds (as applicable) which remain after repaying the Loan and all other amounts under the Loan Agreement;

"Delivery Date" has the meaning given in Clause 3.1;

"Fee" means, on any sale (including, without limitation, pursuant to Portigon's power of enforcement) or Total Loss of the Ship, an amount equal to 75 per cent. of the Available Proceeds;

"Fee Document" means this Agreement and each of the documents referred to in Clause 4.1(a) and, in the plural, means all of them;

"Sale Proceeds" means the cash amount actually received on the sale of the Ship, net of any reasonable and direct costs in connection with the sale approved by Portigon and any trade debt (excluding any trade debt payable to any member of the Group) in respect of the Ship in an amount not exceeding, in aggregate, $500,000 (or the equivalent in any other currency);

"Ship" means the 2002-built Panamax bulk carrier of approximately 75,966 metric tons deadweight registered in the ownership of the Obligor under the Liberian flag with the name "NEWLEAD VICTORIA"; and

"Total Loss Proceeds" means the amount actually received from the insurers in respect of a Total Loss of the Ship, net of any reasonable and direct costs in connection with the collection of such amount approved by Portigon.

1.3 Construction

Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement. References to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement.

2 OPTION

2.1 Option to demand sale of the Ship

The Obligor hereby grants Portigon the option (the "**Option**") to demand the sale of the Ship, such demand to be made in writing if Portigon determines, on the basis of a valuation of the Ship complying with, and obtained pursuant to, clause 14.4 of the Loan Agreement, that the market value of the Ship is at least equal to the amount of the Loan on that date of that valuation. Upon Portigon's exercise of the Option the Obligor shall:

(a) immediately following the making of such demand, appoint at least 2 international independent sale and purchase ship brokers to market the Ship for sale;

(b) promptly communicate to Portigon all offers received from the acquisition of the Ship; and

(c) use its best endeavours to complete such a sale on terms which take account of the circumstances prevailing in the second hand ship sale and purchase market at the relevant time.

3 PAYMENT OF FEE

3.1 Fee Instalment

On the date (the "**Delivery Date**") on which:

(a) the Ship is sold, pursuant to Clause 2;

(b) the Obligor is obliged to prepay the Loan in accordance with clause 7.7 of the Loan Agreement; or

(c) the Ship is sold pursuant to the exercise by Portigon of its powers of enforcement following an Event of Default,

the Obligor shall pay to Portigon the Fee.

4 UNDERTAKINGS

4.1 Documents and security

The Obligor undertakes to deliver to Portigon in form and substance satisfactory to it:

(a) a second preferred mortgage and a second priority assignment of the Earnings, Insurances and Requisition Compensation in respect of the Ship, each executed in favour of Portigon and securing the Obligor's obligations under this Agreement;

(b) evidence of due authorisation and execution by the Obligor of each Fee Document;

(c) evidence that the mortgage referred to in sub-clause (a) above has been duly registered against the Ship with second priority (ranking only after the Mortgage) in accordance with the laws of Liberia; and

(d) such legal opinions as Portigon shall require in relation to this Agreement and the other documents referred to in this Clause 4.1.

The Obligor undertakes that the documents referred to above in this Clause 4.1 will be delivered on or prior to the date of this Agreement.

4.2 Costs of preservation of rights, enforcement etc.

The Obligor shall pay to Portigon on its demand the amount of all expenses incurred by it in connection with any matter arising out of any Fee Document, including any advice, claim or proceedings relating to that Fee Document.

4.3 Method of payments

Any amount due under this Agreement shall be paid:

(a) in immediately available funds;

(b) to such account as Portigon may from time to time notify to the Obligor;

(c) without any form of set off, cross claim or condition; and

(d) free and clear of any tax deduction except a tax deduction which the Obligor is required by law to make.

4.4 Grossing-up for taxes

If the Obligor is required by law to make a tax deduction, the amount due to Portigon shall be increased by the amount necessary to ensure that Portigon receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

4.5 Accrual of interest

Any amount due and unpaid under this Agreement shall carry interest after the date on which Portigon demands payment of it until it is actually paid. Interest under this Agreement shall be calculated and accrue in the same way as interest under clause 4 or, as the case may be, 6 of the Loan Agreement.

4.6 Consents

The Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to Portigon of, all consents required:

(a) for the Obligor to perform its obligations under this Agreement and the Fee Documents; and

(b) for the validity or enforceability of the Fee Documents.

4.7 Maintenance of security interests

The Obligor will:

(a) at its own cost, do all that it reasonably can to ensure that each Fee Document validly creates the obligations and, where applicable, the Security Interests which it purports to create; and

(b) pay any stamp, registration or similar tax in respect of any Fee Document, give any notice or take, or procure to be taken, any other step which may be or become necessary or desirable for any Fee Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any security interest which it creates.

5 JUDGMENTS AND CURRENCY INDEMNITY

5.1 Currency indemnity

Clause 20.4 of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Agreement.

6 SET-OFF

6.1 Application of credit balances

Portigon may without prior notice:

(a) apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Obligor at any office in any country of Portigon in or towards satisfaction of any sum then due from the Obligor to Portigon under any Fee Document; and

(b) for that purpose:

(i) break, or alter the maturity of, all or any part of a deposit of the Obligor;

(ii) convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii) enter into any other transaction or make any entry with regard to the credit balance which Portigon considers appropriate.

6.2 Existing rights unaffected

Portigon shall not be obliged to exercise any of its rights under Clause 5.1; and those rights shall be without prejudice and in addition to any right of set off, combination of accounts, charge, lien or other right or remedy to which Portigon is entitled (whether under the general law or any document).

7 SUPPLEMENTAL

7.1 No impairment of rights

If Portigon omits to exercise, delays in exercising or invalidly exercises any of its rights under a Fee Document, that shall not impair that or any other right of Portigon under that Fee Document.

7.2 Severability of provisions

If any provision of a Fee Document is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

7.3 Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

7.4 No partnership

This Agreement shall not have the effect of creating any partnership between the Obligor and Portigon.

8 ASSIGNMENT

8.1 Assignment by Portigon

Portigon may assign its rights under and in connection with this Agreement to the same extent as it may assign its rights under the Loan Agreement.

9 NOTICES

9.1 Notices

The provisions of clause 27 of the Loan Agreement shall apply to any notices or demands under this Agreement.

10 GOVERNING LAW AND JURISDICTION

10.1 English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

10.2 Exclusive English jurisdiction

Subject to Clause 10.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

10.3 Choice of forum for the exclusive benefit of Portigon

Clause 10.2 is for the exclusive benefit of Portigon, which reserve the rights:

(a) to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b) to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Obligor shall not commence any proceedings in any country other than England in relation to a Dispute.

10.4 Process agent

The Obligor irrevocably appoints HFW Nominees Limited at its office for the time being, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

10.5 Portigon's rights unaffected

Nothing in this Clause 10 shall exclude or limit any right which Portigon may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.6 Meaning of "proceedings" and "Dispute"

In this Clause 10, "**proceedings**" means proceedings of any kind, including an application for a provisional or protective measure and a "**Dispute**" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as a Deed the day and year first above written.

EXECUTION PAGE

OBLIGOR

SIGNED by)
MICHAIL S. LIVANOS)
for and on behalf of)
NEWLEAD VICTORIA LTD.)
in the presence of:)

PORTIGON

SIGNED by)
IRENE GRAFF)
for and on behalf of)
PORTIGON AG, LONDON BRANCH)
in the presence of:)